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Laura Trujillo (Media Relations)    June 22, 2021
Laura.Trujillo@53.com | 513-534-NEWS

Chris Doll (Investor Relations)
Christopher.Doll@53.com | 513-534-2345

Fifth Third Announces Acquisition of Provide, a Fintech Company Serving Healthcare Practices Nationally

Adds Innovative National Digital Capabilities and Team, Accelerating Digital Transformation

CINCINNATI – Fifth Third Bancorp (NASDAQ: FITB) today announced a definitive agreement to acquire Provide, a digital platform for healthcare practices. Building on Fifth Third’s strong legacy of digital innovation and focus on the healthcare sector, this transaction adds world-class national digital capabilities addressing the most complex lending and banking needs of retail healthcare providers.

“The healthcare industry is one of the largest and fastest growing segments of the U.S. economy. Over the last decade, Fifth Third’s healthcare team has expanded its presence and expertise to become one of the top healthcare banking platforms for middle-market and corporate clients,” said Greg Carmichael, chairman and chief executive officer for Fifth Third Bancorp. “Together, we can deliver a client experience that enables healthcare providers to focus on what they do best—providing the care their patients need while we make their banking experience convenient and efficient.”

In 2018, Fifth Third was an early investor in Provide, and the bank began funding loans through the company’s platform in 2020. Provide will maintain its brand identity and operate as an independent business line as it continues to scale and expand product offerings for healthcare practices and the doctors who own them nationwide.

Founded in 2013 by Daniel Titcomb and James Bachmeier III, Provide offers an integrated suite of financial products that makes starting and running a healthcare practice easier, giving providers more time to care for their patients. Provide’s first product was practice lending, enabling providers to start, buy or expand healthcare practices, and it has since grown to offer banking accounts and payments services. Through its history, Provide has originated more than $1 billion in loans, and in partnership with Fifth Third, has provided core banking and payments services to over 70% of the doctors for whom it provides acquisition financing.

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“The Provide team shares our commitment to client service and has a strong track record of innovation, growth and credit savvy,” said Kala Gibson, head of business banking. “We’re thrilled to take our partnership with Provide to the next level, combining its best-in-class lending experience with our full banking solution set.”

“Our partnership with Fifth Third has enabled us to accelerate our mission of financially empowering healthcare providers. We are excited to join the Fifth Third team and bring the best of technology and relationship banking to the doctors we serve,” said Titcomb.

“We know that Fifth Third is the right place for us to grow our franchise and broaden our product offering, as we continue to attract the best talent and deliver market-leading customer experience to our clients,” Bachmeier said.

The acquisition is subject to customary closing conditions, including regulatory approvals. Financial terms of the transaction have not been disclosed.
About Provide
Provide's mission is to build financial products that make starting and running a healthcare practice easier. Provide's offerings include practice lending, business bank accounts, and insurance. The company was founded in 2013 by Daniel Titcomb and James Bachmeier III, who were both raised by small business owners and felt they could make it simpler for healthcare practitioners to become successful business owners.

About Fifth Third
Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio, and the indirect parent company of Fifth Third Bank, National Association, a federally chartered institution. As of March 31, 2021, Fifth Third had $207 billion in assets and operated 1,098 full-service banking centers and 2,383 ATMs with Fifth Third branding in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia, North Carolina and South Carolina. In total, Fifth Third provides its customers with access to approximately 53,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2021, had $464 billion in assets under care, of which it managed $58 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the Nasdaq® Global Select Market under the symbol “FITB.” Fifth Third Bank was established in 1858. Deposit and Credit products are offered by Fifth Third Bank, National Association. Member FDIC.
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